EXHIBIT 99.1

Smith-Midland Reports Second Quarter 2024 Financial Results

Quarterly Revenue Increased 32% to Record $19.5 Million

MIDLAND, VA – August 14, 2024 – Smith-Midland Corporation (NASDAQ: SMID) a provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced its second quarter results for the period ended June 30, 2024.

Second Quarter 2024 Summary (compared to prior-year second quarter)

•	Revenue increased 34 percent to $19.6 million
•	Product sales increased 23 percent to $13.1 million
•	Service revenue increased 63 percent to $6.5 million
•	Operating income of $2.7 million, compared to loss of $981,000
•	Net income of $2.0 million, or $0.37 per share compared to net loss of ($782,000) or ($0.15) per share
•	Awarded $7.5 million contract from Georgia Department of Transportation
•	Added to Russell 2000 and 3000 stock indexes

“Our second quarter performance included a record for quarterly revenue and our best net income since the first quarter of 2021,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “The increase was primarily driven by increased production and shipping and installation of our products as funds from the Infrastructure Investment and Jobs Act are being used by state and local governments and continued strong demand for our utility vaults for data centers. We expect these very favorable trends to continue through the second half of 2024 as we work through our strong backlog and remain well-positioned to create long-term shareholder value.”

Second Quarter 2024 Results

The Company reported 2024 second quarter revenues of $19.6 million compared to revenues of $14.7 million in the second quarter of 2023. Product sales for the quarter were $13.1 million, a 23 percent increase from the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, increased 63 percent from the prior-year quarter to $6.5 million.

Gross profit increased to $5.1 million compared to $1.8 million in the prior year quarter due to the higher revenue base and product mix. Gross margin for the quarter was 26.1% compared to 12.2% in the second quarter of 2023. The increase is due primarily to higher production volume and better fixed cost absorption in the current quarter and a one-time expense related to panels the Company chose to remake for one specific customer related to defective steel from a supplier used in the initial product in the prior-year quarter.

Operating income for the quarter was $2.7 million compared to an operating loss of ($981,000) in the prior-year quarter. Net income for the second quarter was $2.0 million, or $0.37 per diluted share, compared to a net loss of ($782,000), or ($0.15) per share in the second quarter of 2023.

Product Sales

Total product sales for the second quarter of 2024 were $13.1 million compared to $10.7 million in the prior-year quarter. Soundwall sales increased to $2.2 million from $1.7 million in the second quarter of 2023. The increase is primarily related to higher production volumes across all three plants as the Company increased production output to execute and deliver on our backlog. Miscellaneous wall sales were $2.1 million compared to $2.9 million in the prior-year quarter. Utility sales increased to $2.1 million compared to $622,000 in the second quarter of last year due to strong demand for utility vaults for data centers. Easi-Set and Easi-Span Building sales were $1.5 million, a slight increase from the prior-year quarter. Barrier sales were $1.1 million compared to $1.8 million in the second quarter of 2023, in line with the company’s strategic shift to barrier rentals.

Service Revenue

Service revenue, which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $6.5 million, compared to $4.0 million in the second quarter of 2023. Shipping and installation revenue increased 59 percent from the previous year quarter to $4.3 million. The increase is mainly attributable to increased production of SlenderWall panels that occurred throughout 2023. Royalty income totaled $869,000 compared to $594,000 in the second quarter of 2023, due to higher barrier production volumes by the Company’s licensees. Barrier rental revenue increased to $1.4 million from $700,000 in the second quarter of 2023 due to increased utilization.

Balance Sheet and Liquidity

As of June 30, 2024, Smith-Midland's cash totaled $7.3 million compared to cash and investments totaling $9.2 million at the end of 2023. Account receivables totaled $18.1 million and debt totaled $5.4 million as of June 30, 2024. Capital spending totaled $1.7 million for the second quarter of 2024.

Macro Environment and Outlook

The Company anticipates increased sales volume for the full year of 2024 compared to 2023. Infrastructure initiatives across the United States continue to drive greater bidding activity for our portfolio of patented, proprietary, and custom products. Inflationary pressures still remain, particularly across labor and materials costs, and the Company continues to manage these input costs while attracting and retaining skilled labor. Backlog was approximately $59.2 million recorded as of August 2024 compared to $60.9 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects will have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, our material weaknesses in internal controls, inflationary factors including potential recessions, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Ashley B. Smith, CEO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710